Exhibit 21.1

List of Subsidiaries

Employee Benefits Solutions, LLC

US Benefits Alliance, LLC

Commercial Coverage Solutions, LLC

UIS Agency LLC

Southwestern Montana Insurance Center, LLC

Fortman Insurance Services, LLC

Altruis Benefits Consulting, Inc.

Kush Benefit Solutions, LLC